Exhibit 99.2

CEVA, Inc. Q2 2020 Financial Results Conference Call - Prepared Remarks :: August 10, 2020

CEVA, INC.

Second Quarter 2020 Financial Results Conference Call

Prepared Remarks of Gideon Wertheizer, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

August 10, 2020

8:30 A.M. Eastern

Good morning everyone and welcome to CEVA’s second quarter 2020 earnings conference call. I’m joined today by Gideon Wertheizer, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of CEVA. Gideon will cover the business aspects and highlights from the second quarter and provide general qualitative data. Yaniv will then cover the financial results for the second quarter and also provide qualitative data for the third quarter and full year 2020.

I will start with the forward-looking statements.

Forward Looking Statements

Please note that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include guidance for the third quarter of 2020 and qualitative data for the remainder of 2020; optimism about 5G opportunities, including expectation of royalty revenue increase in the third quarter associated with 5G base station RAN in China; optimism associated with the CEVA-XC DSP portfolio and PentaG 5G-modem platform, CEVA’s ability to play a pivotal role in the O-RAN space; CEVA’s ability to leverage opportunities that may arise from the pandemic and U.S.-China trade tensions and positive market data by GSMA Intelligence and Forrester Research. For information on the factors that could cause a difference in our results, please refer to our filings with the Securities and Exchange Commission. These include: the scope and duration of the pandemic; the extent and length of the shelter-in-place and other restrictions associated with the pandemic and the impact on customers, consumer demand and the global economy generally; the ability of CEVA’s IPs for smarter, connected devices to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of new products incorporating our technologies to achieve market acceptance; the speed and extent of the expansion of the 5G, O-Ran, Wi-Fi and IoT markets; our ability to execute more non-handset baseband license agreements; the effect of intense industry competition and consolidation; and global chip market trends. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, Inc. Q2 2020 Financial Results Conference Call - Prepared Remarks :: August 10, 2020

Gideon

Thank you, Richard. Good morning everyone and thank you for joining us today.

We are living in unprecedented times where we all continue to adapt to the implications of the COVID-19 pandemic. First and foremost we continue to look out for the health and safety of our employees, customers and partners worldwide. Our employees have stepped up to ensure we meet our customers’ milestones and maintain the development schedules of our new products. I would like to take this opportunity to thank our employees for their hard work under these difficult circumstances. Second, we are closely monitoring the impact of the measures to control the spread of coronavirus on our ongoing business and also the strategic opportunities the pandemic uncovers. I will allude to this later in the call.

Despite this lingering uncertainty, we had a very good second quarter with revenue of $23.6 million, up 28% year-over-year, the highest second quarter revenue we ever recorded. The licensing environment continues to be healthy with $13.5 million in licensing revenue, up 25% year-over-year. We signed 8 new agreements, of which 3 were for smart sensing and 5 were for connectivity products. 1 out of the 8 deals was with a first time customer. Target applications of our customers include automotive powertrain, a new growth opportunity for us in the automotive space, wearables, true wireless stereo earbuds, and a range of IoT devices. Royalty revenue came in ahead of expectations at $10.1 million, up 10% sequentially and 33% year-over-year, driven by strength in the base station and IoT product line, formerly referred to as non-handset royalties. This product line posted 77% year over year revenue growth to $4.3 million, comparable to our prior all-time record high, driven by record high Bluetooth and Wi-Fi royalties resulting from many new IoT production ramp-ups. In this product line, we expect a step up in our royalty revenue in the third quarter associated with the fast deployment and share gain of 5G base station RAN in China. The handset product line also showed growth, where solid demand for new low-cost smartphones from a U.S.-based customer more than offset weakness in low tier LTE shipments into emerging markets. India, which is currently the second largest handset market by volume, experienced a 48% year-over-year decline according to a Canalys report, due to supply and demand constraints as a result of the Indian government’s measures to control the spread of the virus.

CEVA, Inc. Q2 2020 Financial Results Conference Call - Prepared Remarks :: August 10, 2020

Let me take the next few minutes to walk you through our perspective on COVID-19 and the geopolitical tension between the U.S. and China.

On COVID-19, recent market data from research firm GSMA Intelligence predicted that IoT net additions for this year are expected to be down 45% on a yearly basis due to the pandemic. GSMA Intelligence is however maintaining its forecast for 2025 of 24 billion devices, doubling 2019 levels, because it expects strong post-pandemic activities to offset the current decline. With that said, the social distancing measures have uncovered new services for mobile technology including education, healthcare and industrial. The latest UNESCO figures claim that nearly 1.4 billion students around the world have shifted to remote study via mobile technology, in particular in emerging markets where wired broadband is not available. Furthermore, Forrester Research predicts that more than 1 billion virtual care visits are expected within the U.S. this year. The magnitude and pace of adoption of these new services call for the persistent and expedited deployment of 5G networks where we believe there will be attractive opportunities for our strong technology portfolio. As I commented earlier, based on discussions with our customers, we expect to see a sizable production ramp and noticeable step up in royalty revenue for 5G base station RAN in the third quarter. Furthermore, COVID-19 brings forward new usage models for 5G, including Fixed Wireless Access, 5G-enabled PCs and V2X. With our latest CEVA-XC DSP portfolio and our PentaG 5G-modem platform, we are well equipped and positioned to address these new usage models for incumbents and newcomers.

Onto the geopolitical tension between China and the U.S., the existing export control rules do not directly apply to our current technologies developed in Israel and Europe. We continuously monitor developments on this front and are prepared to adapt our business as required. A by-product of the trade tensions, the U.S. government is looking to stimulate the use of Open RAN or O-RAN technologies for 5G mobile networks. O-RAN enables mobile operators to mix and match hardware and software components from different suppliers rather than use vertical solutions from a few tier-one OEMs. O-RAN dramatically reduces entry barriers for software and hardware companies, the majority of which are U.S.-based such as Intel, Facebook, CISCO, Microsoft, as well as new start-ups like Altiostar, Mavenir and Parallel Wireless. CEVA is aiming to play a pivotal role in the O-RAN space, using the power efficiency of our DSP platforms for the stringent run time and low latency requirements associated with such baseband processing. We have gained a lot of experience and pedigree in the RAN space to be able to proliferate the supplier base. On the China front, the central government came out in March with a new ambitious plan called the New Infrastructure. The plan highlights investments in seven areas, of which 40%-50% of the investments are associated with 5G, AI and IoT. These are areas in which CEVA already has strong presence and deployments in China. We are continuously discussing with our major Chinese customers on how we can expand our presence in China based on this plan.

So, in closing, our business in the first half of the year was robust despite the volatility and uncertainty brought about by COVID-19. This affirms the strength of our company, vision and business model. Furthermore, the current situation poses new opportunities for us to expand in O-RAN and China’s New Infrastructure plan. While I’m satisfied with our first half performance and the opportunities ahead, the recovery from the pandemic is slower than was anticipated earlier in the year and U.S.-China trade tensions pose additional uncertainty. We are therefore laser-focused on our efficiencies, productivity and most importantly our customer engagements. Our organization is agile and alert to respond to any positive or negative development in the coming months.

With that said, let me hand over the call to Yaniv for financials and guidance.

CEVA, Inc. Q2 2020 Financial Results Conference Call - Prepared Remarks :: August 10, 2020

Yaniv

Thank you Gideon, I’ll start by reviewing the results of our operations for the second quarter of 2020.

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Revenue for the second quarter was up 28% to $23.6 million, as compared to $18.4 million for the same quarter last year. It was the highest second quarter revenue we ever recorded. The revenue breakdown is as follows:

o	Licensing and related revenue was approximately $13.5 million, reflecting 57% of total revenues, 25% higher than $10.8 million for the second quarter of 2019.
o	Royalty revenue was $10.1 million, reflecting 43% of total revenues, 33% higher than $7.6 million for the same quarter last year.
o	Royalty revenue from our base station & IoT product line in the quarter was $4.3 million. That is comparable to the all-time record high we reached in the fourth quarter of 2019.

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Quarterly gross margin was 87% on a GAAP basis and 89% on a non-GAAP basis, both slightly better than what we projected. Non-GAAP quarterly gross margin excluded approximately $0.2 million of equity-based compensation expenses and $0.2 million of the impact of the amortization of acquired intangibles.

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Total GAAP operating expenses for the second quarter was just below the high-end of our guidance at $22.1 million. OPEX also included an aggregate equity-based compensation expenses of approximately $3.3 million and $0.6 million for the amortization of acquired intangibles. Total operating expenses for the second quarter, excluding equity-based compensation expenses and amortization of intangibles, were $18.3 million, just above the high-end of our guidance.

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U.S. GAAP net loss for the quarter was $1.1 million and diluted loss per share was (5 cents) for the second quarter of 2020, as compared to net loss of $1.5 million and diluted loss per share of (7 cents) for the second quarter of 2019.

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Non-GAAP net income and diluted EPS for the second quarter of 2020 increased by 130% and 140%, respectively, to $2.9 million and 12 cents, respectively. Non-GAAP net income and diluted EPS for the second quarter of 2019 were $1.2 million and 5 cent, respectively. Second quarter 2020 figures exclude equity-based compensation expenses, net of taxes, of $3.3 million, and the impact of the amortization of acquired intangibles in the amount of $0.7 million.

CEVA, Inc. Q2 2020 Financial Results Conference Call - Prepared Remarks :: August 10, 2020

Other related data

-	Shipped units by CEVA licensees during the second quarter of 2020 were 231 million units, down 11% sequentially and up 6% from the second quarter 2019 reported shipments.
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Of the 231 million units shipped, 99 million units, or 43%, were for handset baseband chips, reflecting a sequential decrease of 11% from 111 million units of handset baseband chips shipped during the first quarter of 2020 and a 19% decrease from 122 million units shipped year over year.

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Our base station and IoT product shipments were 132 million units, down 12% sequentially and up 37% year over year. As a reminder, we have categorized all of our non-handset baseband chips under the umbrella of “base station and IoT” products since the beginning of the year. This product line posted 77% year-over-year and 17% sequential revenue growth to reach $4.3 million.

As for the balance sheet items

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As of June 30, 2020, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits were $157 million. We did not repurchase any shares this quarter under the terms of our 10b-5 plan. We currently have approximately 498,000 shares available for repurchase.

-	Our DSO for the second quarter of 2020 was 27 days, significantly lower than 63 days for the first quarter of the year.
-	During the second quarter, we generated $6.2 million of net cash from operations; depreciation and amortizations were $1.5 million and purchase of fixed assets was $0.6 million.
-	At the end of the second quarter, our headcount was 401 people, of which 333 were engineers, up from a total of 390 people at the end of March 2020.

Now for the guidance

As demonstrated by our results for the first half of 2020, CEVA’s product and customer diversity enabled us to mitigate the economic challenges the pandemic presented. We remain focused on our near term objectives and continue to invest in our future growth.

As for the second half outlook, prolonged measures to contain the spread of coronavirus pose economic uncertainty, particularly in emerging markets where our primary exposure is with low tier handsets. On the other hand, we are encouraged by indicators we have noted in recent customer reports relating to the base station and IoT product line and as Gideon just alluded to, we expect a step up in 5G base station royalty revenue in the third quarter royalty reports. So with that said, we believe the second half royalty revenue will be higher than the first based on the assumption of a gradual recovery in economic activities as current restrictions are lifted. On licensing, we maintain the licensing target we forecasted earlier in the year of up $2 million to $4 million over 2019 record annual licensing revenues.

CEVA, Inc. Q2 2020 Financial Results Conference Call - Prepared Remarks :: August 10, 2020

Specifically for the third quarter of 2020

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Gross margin is expected to be approximately 88% on GAAP and 89% on non-GAAP basis, excluding an aggregate of $0.2 million of equity-based compensation expenses and $0.2 million of amortization of other assets associated with the Immervision investment.

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OPEX for the third quarter of 2020 is forecasted to be slightly lower than the first two quarters of 2020. GAAP-based OPEX is expected to be in the range of $21.5 million to $22.5 million. Of our anticipated total operating expenses for the third quarter, $3.4 million is expected to be attributable to equity-based compensation expenses and $0.6 million to the amortization of acquired intangibles associated with the Immervision investment. Non-GAAP OPEX is expected to be in the range of $17.5 million – $18.5 million.

-	Net interest income is expected to be approximately $0.7 million.
-	Taxes for the third quarter are expected to be approximately $0.5 million on both GAAP and non-GAAP basis.
-	Share count for the third quarter of 2020 is expected to be 23.1 million shares.

Operator: You can now open the Q&A session

CEVA, Inc. Q2 2020 Financial Results Conference Call - Prepared Remarks :: August 10, 2020

Wrap Up: Richard

Thank you for joining us today and for your continued interest in CEVA. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-dsp.com.

With regards to upcoming events, we will be participating in the following virtual conferences:

-	Oppenheimer’s 23rd Annual Technology, Internet & Communications Conference, August 12th.
-	Jefferies Semiconductor, IT Hardware & Communication Infrastructure Summit, September 1st and 2nd.
-	Citi's 2020 Global Technology Conference, September 8th, 9th and 10th.

Further information on these events and all events we will be participating in can be found on the investors section of our website.

Thank you and goodbye